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                                  EXHIBIT 4.5



                            EXCEL REALTY TRUST, INC.

                       ARTICLES SUPPLEMENTARY CLASSIFYING
                    7.80% SERIES D CUMULATIVE VOTING STEP-UP
                          PREMIUM RATE PREFERRED STOCK

          Pursuant to Section 2-105 of the Maryland General Corporation Law ("MGCL"), Excel Realty Trust, Inc., a corporation organized and existing under the laws of the State of Maryland and having its principal office in the State of Maryland located at c/o The Prentice Hall Corporation System, Maryland, 11 East Chase Street, Baltimore City, Maryland 21202 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article V of the Corporation's Charter (inclusive of these Articles Supplementary) and Section 2-105 of the MGCL, the Board of Directors has adopted resolutions (i) classifying a separate class of authorized but unissued Preferred Stock of the Corporation to consist of not more than 150,000 shares, (ii) designating the aforesaid class of Preferred Stock as 7.80% Series D Cumulative Voting Step-up Premium Rate Preferred Stock (the "Series D Preferred Stock"), (iii) setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to distributions, qualifications and terms and conditions of redemption of the Series D Preferred Stock and (iv) authorizing the issuance of 150,000 shares of Series D Preferred Stock.

          SECOND: The class of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation and referred to in Article FIRST of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to distributions, qualifications, terms and conditions of redemption and other terms and conditions:

          Section 1. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of these Articles Supplementary, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):

          "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Preferred Stock.

          "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          "Capital Gains Amount" shall have the meaning set forth in Section
     (2)(c) hereof.

          "Carry-Over Distribution" shall have the meaning set forth in
     Section 2(c) hereof.

          "Carry-Over Distribution Date" shall have the meaning set forth in
     Section 2(c) hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Corporation.

          "Depositary Shares" shall mean the Depositary Shares each representing a one-tenth (1/10) fractional interest in a share of Series D Preferred Stock.

          "Distribution Payment Date" shall mean, with respect to each Distribution Period, as applicable, the fifteenth (15th) day of January, April, July and October in each year, commencing with the first Distribution Payment Date following the Effective Date; provided, however, that if the Distribution Payment Date falls on any day other than a Business Day, the distribution payment due on such Distribution Payment Date shall be paid on the Business Day immediately following such Distribution Payment Date.

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     "Distribution Periods" shall mean quarterly distribution periods commencing
January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than (i) the first Distribution Period following the Effective Date, which shall commence on the day immediately following the Carry-Over Distribution Payment Date in the event that the Carry-Over Distribution accrues pursuant to Section 2(c)(w) hereof, or on the day following the last New Plan Distribution Date immediately preceding the Effective Date in the event that the Carry-Over Distribution does not accrue pursuant to Section 2(c)(w) hereof, and will in either event end on and include the initial Distribution Payment Date, and (ii) the Distribution Period immediately succeeding the first Distribution Period following the Effective Date, which shall commence on the day immediately following the first Distribution Period following the Effective Date and will end on and include the day preceding the first day of the next succeeding Distribution Period). The length or term of any Distribution Period occurring in whole or in part prior to the Effective Date will not be affected by the fact that the Distribution period is deemed hereunder to have commenced prior to the Effective Date.

     "Effective Date" shall mean the effective date of the Merger under applicable law.

     "Excel Distribution Period" shall mean, with respect to the Series A Preferred Stock and the Series B Preferred Stock, quarterly distribution periods commencing January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Excel Distribution Period.

     "Junior Stock" shall have the meaning set forth in Section 2(b) hereof.

     "Merger" shall mean the merger of ERT Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of the Corporation ("Merger Sub"), with and into New Plan Realty Trust, a Massachusetts business trust ("New Plan"), as contemplated by the Merger Agreement.

     "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of May 14, 1998, by and among the Corporation, New Plan and Merger Sub, as amended as of August 7, 1998, as such Agreement may be further amended from time to time.

     "New Plan Distribution Date" shall mean the fifteenth (15th) day, or if not a Business Day, the next succeeding Business Day, of March, June, September and December of any year.

     "Preferred Stock" shall mean the Preferred Stock, par value $0.01 per share, of the Corporation.

     "Preferred Stock Director" shall have the meaning set forth in Section 2(f) hereof.

     "Record Date" shall mean the date designated by the Board of Directors of the Corporation at the time a distribution is declared; provided, however, that
(i) except as provided below, such Record Date shall be the first day of the calendar month in which the applicable Distribution Payment Date occurs in the case of a distribution made with respect to a Distribution Period, or such other date designated by the Board of Directors for the payment of distributions that is not more than thirty (30) days nor less than ten (10) days prior to such Distribution Payment Date; (ii) in the case of any Carry-Over Distribution and in the case of the distribution made with respect to the initial Distribution Period such Record Date shall not be prior to the Effective Date nor less than ten (10) nor more than thirty (30) days preceding the Carry-Over Distribution Date or the initial Distribution Payment Date, as the case may be, except in the event that the Effective Date is less than ten (10) days prior to the Carry-Over Distribution Date or the initial Distribution Payment Date, as the case may be, in which case the applicable Record Date may be less than ten (10) days prior.

     "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

     "Series A Preferred Stock" shall mean the 8 1/2% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

     "Series B Preferred Stock" shall mean the 8 5/8% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Corporation.

     "Series C Preferred Stock" shall mean the Series C Junior Participating Preferred Stock, par value $0.01 per share, of the Corporation.

     "Series D Redemption Date" shall have the meaning set forth in Section 2(e) hereof.

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     "Series D Redemption Price" shall have the meaning set forth in
Section 2(e) hereof.

     "Total Dividends" shall have the meaning set forth in Section 2(c) hereof.

     Section 2.  Series D Preferred Stock.

     (a) Number. The maximum number of shares of the Series D Preferred Stock shall be 150,000.

     (b) Relative Seniority. In respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding-up of the Corporation, the Series D Preferred Stock shall rank pari passu with any other Preferred Stock of the Corporation, including without limitation the Series A Preferred Stock and the Series B Preferred Stock, unless the terms of such other Preferred Stock provide otherwise, and will rank senior to the Common Stock, the Series C Preferred Stock and any other class or series of capital stock of the Corporation ranking, as to distributions and upon liquidation, dissolution or winding-up, junior (collectively, the "Junior Stock") to the Series D Preferred Stock. The Corporation may authorize or increase any class or series of shares ranking on a parity with or junior to the Series D Preferred Stock as to distribution rights and upon liquidation, dissolution or winding-up, without the vote or consent of the holders of the Series D Preferred Stock.

     (c) Distributions. The holders of the then outstanding shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor

          (w) provided that the Effective Date occurs during the period following the date on which a distribution is made in respect of the most recently ended Excel Distribution Period and preceding or concurrently with the immediately following New Plan Distribution Date, a special cumulative carry-over distribution (the "Carry-Over Distribution") at the rate of $39.00 per share per year (or $9.75 per share quarterly) in cash on the first New Plan Distribution Date following the Effective Date (the "Carry-Over Distribution Payment Date"), which shall constitute the distribution payable for the full quarterly period commencing on the last New Plan Distribution Date immediately preceding the Effective Date and ending on the Carry-Over Distribution Payment Date; and

          (x) in any event, a special cumulative distribution at the rate of $39.00 per share per year (or $9.75 per share quarterly) in cash on the first Distribution Payment Date following the Effective Date, with such distribution to be made in respect of the first applicable Distribution Period, and with the amount of such distribution to be pro rated and computed on the basis of a 360-day year of twelve 30-day months (or a 90-day quarter of three 30-day months); and

          (y) a special cumulative distribution at the rate of $39.00 per share per year (or $9.75 per share quarterly) in cash on the Distribution Payment Date first succeeding the first Distribution Payment Date following the Effective Date, with such distribution to be made in respect of the Distribution Period immediately succeeding the first Distribution Period following the Effective Date, and with the amount of such distribution to be pro rated and computed on the basis of a 360-day year of twelve 30-day months (or a 90-day quarter of three 30-day months); and

          (z) cumulative distributions thereafter in respect of each successive Distribution Period, at the rate of $39.00 per share per year through September 15, 2012 and at the rate of $49.00 per share per year thereafter, payable in equal amounts of $9.75 per share quarterly in arrears in cash through September 15, 2012 and in equal amounts of $12.25 per share quarterly in arrears in cash thereafter, on the applicable Distribution Payment Date, beginning on the second Distribution Payment Date to occur following the first Distribution Payment Date following the Effective Date, as referred to in (x) above;

in each case, to stockholders of record at the close of business on the Record Date for such distribution. The amount of any distribution payable for any Distribution Period shorter than a full Distribution Period shall be pro rated and computed on the basis of a 360-day year of twelve 30-day months (or a 90-day quarter of three 30-day months). Distributions on each share of Series D Preferred Stock shall accrue and be cumulative from and including the date of original issue thereof (or in the case of the Carry Over Distribution or, if the Carry Over Distribution does not accrue under subparagraph (w) above, in the case of the distribution otherwise occurring under subparagraph (x) above, from and including the last New Plan Distribution Date immediately preceding or concurrently with the Effective Date), whether or not (i) the Corporation has earnings, (ii) on any Distribution Payment Date (or on the Carry-Over Distribution Payment Date, as the case may be) there shall be funds legally available for the payment of distributions,

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or (iii) such distributions are authorized. Distributions paid on shares of
Series D Preferred Stock in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding. Accrued but unpaid distributions on shares of Series D Preferred Stock will not bear interest and holders of the Series D Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. Any distribution payment on shares of Series D Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

     The amount of any distributions accrued on any shares of Series D Preferred Stock at any date shall be the amount of any unpaid distributions accumulated thereon, to and including such date, whether or not earned or declared, and in the case of any period other than a full Distribution Period shall be equal to the sum of the amount of any distributions accumulated thereon to and including the most recently ended Distribution Period (or the Carry-Over Distribution Payment Date, as the case may be) and remaining unpaid, plus an amount, calculated on the basis of the applicable annual distribution rate, for the period after the ending of such last preceding Distribution Period (or the Carry-Over Distribution Payment Date, as the case may be) to and including the date on which the calculation is made, based on a 360-day year of twelve 30-day months (or a 90-day quarter of three 30-day months).

     If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of classes of stock (the "Total Dividends"), then that portion of the Capital Gains Amount that shall be allocable to holders of the Series D Preferred Stock shall be the amount that the total dividends paid or made available to the holders of the Series D Preferred Stock for the year bears to the Total Dividends.

     Except as provided in these Articles Supplementary, the Series D Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

     (d) Liquidation Rights.

          (i) Upon the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the holders of the shares of Series D Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution shall be made on any Junior Stock, the amount of $500.00 per share of Series D Preferred Stock, plus accrued and unpaid distributions thereon to the date of such dissolution, liquidation or winding-up.

          (ii) After the payment to the holders of the Series D Preferred Stock of full preferential amounts provided for in these Articles Supplementary, the holders of the Series D Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

          (iii) If, upon any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the amounts payable with respect to the preference value of the Series D Preferred Stock and any other shares of capital stock of the Corporation ranking as to any such distribution on a parity with the Series D Preferred Stock are not paid in full, the holders of shares of Series D Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled. The Series D Preferred Stock will rank on a parity with the Series A Preferred Stock and the Series B Preferred Stock as to liquidation rights.

          (iv) Neither (A) the sale or other disposition of all or substantially all of the property or business of the Corporation, (B) the merger or consolidation of the Corporation into or with any other entity, nor (C) the dissolution, liquidation, winding-up or reorganization of the Corporation immediately followed by organization of another entity to which the assets in such dissolution, liquidation or winding-up are distributed, shall be deemed to be a dissolution, liquidation or winding-up, voluntary or involuntary, for the purposes of this subsection (d); provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series D Preferred Stock.

          (v) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be

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     dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation, whose preferential rights upon dissolution are superior to those receiving the distribution.

     (e) Redemption.

          (i) Optional Redemption. On and after June 15, 2007, the Corporation may, at its option, redeem in whole or in part, at any time or from time to time, the Series D Preferred Stock at a price per share (the "Series D Redemption Price"), of $500.00 per share of Series D Preferred Stock, together with all accrued and unpaid distributions to and including the date fixed for redemption (the "Series D Redemption Date").

          (ii) Procedures for Redemption.

               (A) Notice of any redemption will be given by publication in an edition of The Wall Street Journal or The New York Times published in the City of New York, or if neither newspaper is then being published in the City of New York, any other daily newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Series D Redemption Date. A similar notice of any redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Series D Redemption Date, addressed to the holders of record of the Series D Preferred Stock to be redeemed at their addresses as they appear on the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Stock except as to the holder to whom the notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series D Preferred Stock may be listed or admitted to trading, such notice shall state: (1) the Series D Redemption Date; (2) the Series D Redemption Price; (3) the number of shares of Series D Preferred Stock to be redeemed; (4) the place or places where certificates representing such shares are to be surrendered for payment of the Series D Redemption Price; and (5) that distributions on the shares to be redeemed will cease to accrue on the Series D Redemption Date. If fewer than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

               (B) If notice has been mailed in accordance with subsection
          (e)(ii)(A) above and provided that on or before the Series D Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of shares of Series D Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series D Redemption Date, distributions on the shares of Series D Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series D Preferred Stock and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the Series D Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares of Series D Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series D Preferred Stock shall be redeemed by the Corporation at the Series D Redemption Price. In case fewer than all of the shares of Series D Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series D Preferred Stock without cost to the holder thereof.

               (C) Any funds deposited with a bank or trust company for the purpose of redeeming shares of Series D Preferred Stock shall be irrevocable except that:

                    (1) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited

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               in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                    (2) any balance of monies so deposited by the Corporation
               and unclaimed by the holders of the Series D Preferred Stock entitled thereto at the expiration of two years from the applicable Series D Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

               (D) No shares of Series D Preferred Stock may be redeemed except with funds legally available for the payment of the Series D Redemption Price. The Series D Redemption Price (other than any portion thereof consisting of accrued and unpaid distributions) shall be paid solely from the sales proceeds of other capital stock of the Corporation and not from any other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock), depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

               (E) Unless full accumulated distributions on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no shares of Series D Preferred Stock shall be redeemed (unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series D Preferred Stock as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the redemption of shares of Series D Preferred Stock pursuant to Article VII of the Corporation's Charter or the purchase or acquisition of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

               (F) If the Series D Redemption Date occurs after a Record Date and before the related Distribution Date, the distribution payable on such Distribution Date shall be paid to the holder in whose name the shares of Series D Preferred Stock to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Distribution Date or the Corporation's default in the payment of the distribution due.

               (G) In case of redemption of less than all of the shares of Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of shares of Series D Preferred Stock held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method, including without limitation pro rata from the holders of record of Depositary Shares representing interests in shares of Series D Preferred Stock in proportion to the number of such Depositary Shares held by such holders, determined by the Corporation.

               (H) All shares of Series D Preferred Stock which have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without further designation as to series or class. The Corporation may also retire any unissued shares of Series D Preferred Stock and such shares shall then be restored to the status of authorized but unissued shares of Preferred Stock, without further designation as to series or class.

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     (f) Voting Rights.

     (i) The Series D Preferred Stock shall have voting rights as provided herein. In any matter in which the Series D Preferred Stock is entitled to vote, including any action by written consent, each share of Series D Preferred Stock shall be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder), except that when any other class or series of Preferred Stock shall have the right to vote together with the Series D Preferred Stock as if they were a single class on any matter, then the Series D Preferred Stock and such other class or series shall have with respect to such matters one (1) vote per $25.00 of stated liquidation preference and fractional votes shall be ignored. With respect to each share of Series D Preferred Stock, the holder thereof may designate up to that number of proxies equal to the number of votes represented thereby, with each such proxy having the right to vote a whole number of votes.

     (ii) The holders of the Series D Preferred Stock shall have the right to vote with the Common Stock on all matters on which the holders of the Common Stock are entitled to vote, or give written consent in lieu of a vote, as though part of the same class as holders of the Common Stock. The holders of the Series D Preferred Stock shall receive all notices of meetings of the holders of the Common Stock, and all other notices and correspondence to the holders of the Common Stock provided by the Corporation, and shall be entitled to take such actions, and shall have such rights, as are set forth in these Articles Supplementary or are otherwise available to the holders of the Common Stock in the Charter and in the Bylaws of the Corporation as are in effect on the date hereof and from time to time hereafter.

     (iii) Whenever distributions on any shares of Series D Preferred Stock shall be in arrears for six or more Distribution Periods, the holders of the Series D Preferred Stock, voting separately as a class with all other series or classes of Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of the Corporation at a special meeting called by the Secretary of the Corporation upon the written request (addressed to the Secretary at the principal office of the Corporation) of any holder of any series or class of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders or special meeting held in place thereof, and at each subsequent annual meeting until all distributions accumulated on such shares of Series D Preferred Stock for the past Distribution Periods and the then current Distribution Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any such holder may call such meeting, upon the notice provided, and for that purpose shall have access to the stock books of the Corporation. In such case, the entire Board of Directors of the Corporation will be increased by two directors. If and when all accumulated distributions on the Series D Preferred Stock have been declared and paid or set aside for payment in full, the holders of the Series D Preferred Stock shall be divested of the special voting rights provided by this subsection (f)(iii). Upon termination of such special voting rights attributable to all holders of the Series D Preferred Stock, the term of office of each director elected by the holders of the Series D Preferred Stock and all other series of Preferred Stock upon which like voting rights had been conferred (a "Preferred Stock Director") pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Except as provided in the immediately preceding sentence, any Preferred Stock Director may be removed only by the vote of the holders of record of a majority of the outstanding shares of Series D Preferred Stock and all other series of Preferred Stock of the Corporation upon which like voting rights had been conferred, voting together as a separate class, at a meeting called for such purpose.

     So long as any shares of Series D Preferred Stock are outstanding, the number of directors constituting the entire Board of Directors of the Corporation shall at all times be such that the exercise, by the holders of the Series D Preferred Stock and the holders of Preferred Stock of the Corporation upon which like voting rights have been conferred, of the right to elect directors under the circumstances provided above will not contravene any provision of the Corporation's Charter or Bylaws restricting the number of directors which may constitute the entire Board of Directors.

     Any vacancy in the office of a Preferred Stock Director shall be filled for the remainder of the term of the Preferred Stock Director creating the vacancy, by vote of the Board of Directors, upon the nomination of the then remaining Preferred Stock Director or the successor of such remaining Preferred Stock Director.

     (iv) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (A) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior or senior to the Series D Preferred Stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up or reclassify any authorized shares of capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (B) amend, alter or repeal the provisions of the Corporation's Charter or these Articles Supplementary whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (B) above, so long as the shares of Series D Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series D Preferred Stock and provided further that (X) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other shares of Series D Preferred Stock, or (Y) any increase in the amount of authorized Series D Preferred Stock or any other Preferred Stock, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     (v) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

     (g) Conversion. The Series D Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

     (h) Restrictions on Transfer, Acquisition and Redemption of Shares. The Series D Preferred Stock constitutes a class of Preferred Stock of the Corporation and Preferred Stock constitutes Equity Stock of the Corporation. Therefore, the Series D Preferred Stock, being Equity Stock, is governed by and issued subject to all of the limitations, terms and conditions of the Charter of the Corporation applicable to the Equity Stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of
Article VII of the Charter applicable to Equity Stock. The foregoing sentence shall not be construed to limit to the Series D Preferred Stock the applicability of any other term or provision of the Charter.

     In addition to the legend contemplated by Article VII, Section 11 of the Charter, each certificate for Series D Preferred Stock shall bear substantially the following legend:

     "The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemptions of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series or classes, (i) the difference in the relative rights and preferences between the shares of each series and class to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series and classes. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter of the Corporation, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office."

     Section 3. Exclusion of Other Rights. Except as may otherwise be required by law, the Series D Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in these Articles Supplementary and in the Corporation's Charter (as such Articles Supplementary or Charter may be amended from time to time). The Series D Preferred Stock shall have no preemptive or subscription rights.

     Section 4. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series D Preferred Stock and qualifications, limitations and restrictions thereof set forth in these Articles Supplementary (as such Articles Supplementary may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series D Preferred Stock and qualifications, limitations and restrictions thereof set forth in these Articles Supplementary (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of the Series D Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall remain in full force and effect and shall not be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special right of the Series D Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

     Section 5. Registration as Depositary Shares. Shares of Series D Preferred Stock may be registered in the form of Depositary Shares each representing a one-tenth (/1//10) fractional interest in a share of Series D Preferred Stock on such terms and conditions as may be provided for in any agreement binding upon the Corporation (whether directly or through merger with any other corporation or business entity).

     THIRD: The shares of Series D Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

     FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

     FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     In Witness Whereof, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Assistant Secretary on this 28th day of September, 1998.



     Attest:                        EXCEL REALTY TRUST, INC.


     By /s/ Richard B. Muir         By /s/ Gary B. Sabin
       -------------------------      -----------------------------
     Name: Richard B. Muir          Name: Gary B. Sabin
     Title: Secretary               Title: President and Chief Executive Officer